UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2021

Grapefruit USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50099	95-4451059
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number),	Identification No.)

10866 Wilshire Blvd., Suite 225 Los Angeles, CA 90024

(Address of Principal Executive Offices) (Zip Code)

(310) 205-1382

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
No par value common stock	GPFT	OTCQB

Item 801. Other Events.

As reported in its Notification on form NT 10-K filed by the Company on April 1, 2021, the Registrant was experiencing delays in connection with the compilation of certain financial and other information required to be reported in its annual report on Form 10-K. A significant element of the cause of the delay is the fact that the Registrant has, for the past six weeks been in the process of renegotiating certain key terms of its approximately $4,500,000 of convertible notes (the “Notes”) issued to its sole institutional investor in 2019, 2020 and 2021. A key element of these negotiations has been modifying the note conversion price from a variable rate to a fixed rate conversion price. It has required more time than expected for the parties to reach agreement on this issue than originally anticipated, but after several weeks of talks, the parties reached agreement today, April 15, 2021 on a fixed conversion price. Now that the negotiations are concluded and an agreement has been reached, by the parties, the Registrant will immediately integrate any adjustments to the registrant’s financial statements occasioned by the new agreement into the 10-K financial statement and send them to the auditors for review, The Registrant expects to file the annual report on 10-K early next week. The company has been informed by the OTC Markets compliance staff that under these circumstances the Company will not lose its OTCQB status. The Company will report any material changes to this report in the unlikely case of such occurrence.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Grapefruit USA, Inc.

	By	/s/ Bradley J. Yourist
	Name:	Bradley J. Yourist
	Title:	CEO and Director
Date: April 16, 2021

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